Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 of Springleaf REIT Inc. of our report dated May 13, 2011 relating to the financial statements of Springleaf U.S. Consumer Lending Business (New Basis) as of December 31, 2010 and for the one month ended December 31, 2010 and of our report dated May 13, 2011 relating to the financial statements of Springleaf U.S. Consumer Lending Business (Old Basis) as of December 31, 2009, the eleven months ended November 30, 2010 and for each of the two years in the period ended December 31, 2009, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 22, 2011

1